Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by Holley Inc. (hereinafter referred to as the “Company”) and Carly Kennedy, including her heirs, estate, agents, and assigns (hereinafter collectively referred to as “Employee”). The Company and Employee are sometimes referred to collectively herein as the “Parties.”

BACKGROUND

A.         In discussions with the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company (the “CEO”), Employee, the Board, and the CEO have mutually agreed on Employee’s separation from the Company. Accordingly, and reflecting this shared understanding, the Parties intend that Employee’s employment, and her role as Executive Vice President and General Counsel, will terminate effective as of the Termination Date (as defined below).

B.          The separation is the result of a mutual agreement among the Parties, and Employee has agreed to remain available, at the direction of the Company, to provide assistance with transitional matters following the Termination Date, as described below.

C.          Through this Agreement, the Parties wish to resolve all matters arising out of or relating to Employee’s employment with, and separation from, the Company on amicable terms, and provide certain severance benefits to Employee in exchange for a general release of claims and other covenants set forth below.

D.          Through this Agreement, the Parties wish to facilitate the smooth transition of Employee’s job duties and to memorialize: (i) certain benefits (as defined below) that Employee is eligible to receive through the Termination Date, provided that she first complies with the terms of this Agreement and also timely signs, abides by and does not revoke the General Release of Claims that is set forth in this Agreement; and (ii) certain Severance Benefits (as defined below) that Employee is eligible to receive, provided that she complies with the terms of this Agreement and also timely signs, and does not revoke, the Second Release of Claims (“Second Release”) that is set forth as Exhibit A to this Agreement, in the manner set forth in that Exhibit.

AGREEMENT

In consideration of the promises to one another contained in this Agreement, the Parties agree as follows:

1.           Termination of Employment. As noted above, in discussions with the Company, Employee and the Company have agreed that Employee’s employment, and her role as Executive Vice President and General Counsel, will end as of May 15, 2026 (the “Termination Date”).  Subject to the terms of this Agreement, including but not limited to (a) Employee signing this Agreement within 21 days of receiving it, and (b) not timely revoking it thereafter, during the period from the Effective Date (as defined in Section 7 below) of this Agreement until the Termination Date (the “Transition Period”), Employee shall remain employed by the Company or one of its affiliates, unless Employee’s employment is terminated sooner for Cause under Section 5(c) of Employee’s March 30, 2022 Employment Agreement (“Employment Agreement”) or she voluntarily resigns prior to such date (such earlier termination referred to as the “Cause Date”).  All positions held by Employee, and Employee’s employment with the Company and its affiliates will end on the earlier of the Termination Date or the Cause Date.  The release of claims attached hereto as Exhibit A (the “Second Release”) should be signed and returned to the Company on or after the Termination Date such that the Second Release becomes effective within the thirty-day period following the Termination Date.

2.           Transition Period Compensation.  During the Transition Period and unless Employee is terminated for Cause or voluntarily resigns in the interim, Employee shall continue to be paid compensation and provided with employee benefits consistent with her compensation and benefits coverage in place prior to the Effective Date of this Agreement (subject to the terms of the applicable employee benefit plans).

3.          Accrued Benefits. Employee’s employment with the Company will end on the earlier of the Termination Date or the Cause Date. As a result of the separation, the Company will provide Employee with the following regardless of whether Employee signs this Agreement:

A.       Final Paycheck. Employee shall be paid the following amounts in a final paycheck following the Termination Date or, if applicable, the Cause Date: (a) any unpaid portion of Employee’s pro-rated annual salary for all time worked by Employee up to and including her final day of employment; and (b) any accrued, but unused, paid time off Employee that was payable to Employee upon termination in accordance with the Company’s applicable policies. Employee’s final paycheck will be paid on the Company’s next regular payday following her final day of employment, or sooner if required by applicable state law.

B.          Business Expenses. The Company will reimburse Employee, subject to the Company’s applicable policies, for any reasonable out-of-pocket business expenses that Employee incurred in performing Employee’s duties for the Company.

C.        Acknowledgement. Employee hereby acknowledges and agrees that Employee is not entitled to any other compensation or benefits of any kind or description from the Company, including, but not limited to, salary, sales commission, reimbursement, any incentive bonuses, advance payments, or vehicle allowance payments other than as set forth in this Agreement.

D.          Benefit Plans. As a result of Employee’s termination, her participation in all benefit plans and programs shall cease for periods after the Termination Date or, if applicable the Cause Date, subject to the terms and conditions of the applicable plans. Employee will be provided with the appropriate notices of Employee’s right to elect continued group health, dental and vision coverage under the Company’s benefit plans in accordance with the provisions of the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) and/or in accordance with any applicable state law.

E.         Other Benefits. Nothing in this Agreement affects Employee’s entitlement to any pension, retirement or other vested benefits that Employee may be entitled to as a result of Employee’s employment with the Company to the extent provided under the terms of the applicable benefit plan.

4.           Severance Benefits to Employee. In exchange for Employee (i) signing this Agreement and agreeing to be bound by it, (ii) signing and not revoking the Second Release,  (iii) not resigning her employment or being terminated for Cause prior to the Termination Date, and (iv) continuing to materially comply with all of her obligations under this Agreement, the Company agrees to provide Employee with the following severance benefits (“Severance Benefits”):

A.          Salary Continuation Payments. The Company agrees to provide Employee salary continuation payments that, in the aggregate, comprise the gross amount (i.e., before deducting applicable taxes and required withholdings) of one hundred sixty-four thousand dollars ($164,000) (the “Salary Continuation Payments”), which equates to 6 months of Employee’s base salary. The Salary Continuation Payments will be paid to Employee in equal installments over a period of 6 months following the Termination Date in accordance with the Company’s regular payroll processes, so long as Employee does not materially breach this Agreement; provided, however, that any payments that would otherwise be made during the thirty-day period following the Termination Date prior to the effective date of the Second Release shall be paid on the first payroll date following the effective date of the Second Release.

B.        Potential Pro-Rated Annual Bonus for 2026. If the Company’s actual financial results for calendar year 2026 establish that Employee would have received an Annual Bonus for calendar year 2026 had Employee remained employed by the Company for the entire calendar year in 2026, the Company agrees to pay Employee a pro-rated portion of such Annual Bonus, calculated as follows: (1) dividing a numerator equivalent to the number of days that Employee was employed by the Company in 2026 by a denominator of 365, and (2) multiplying that fraction by such Annual Bonus. Payment of any such Annual Bonus will be made on the same date as the payment of annual bonuses to other senior executives of the Company following completion and review by the Board of the Company’s audited consolidated financial statements for calendar year 2026 but no later than March 15, 2027.

C.        Long-Term Incentive Plan Benefits. Employee was previously granted equity and equity-based awards that were granted through the Company’s 2021 Omnibus Incentive Plan (the “LTIP”) and outstanding immediately prior to the Termination Date (which awards are referred to herein as the “Outstanding Awards”). Subject to her compliance with all terms of this Agreement, including, but not limited to, providing any transition assistance needed by the Company, Employee shall become vested on August 12, 2026 (the “Vesting Date”) in a pro-rated portion of the first tranche (one-third of the restricted stock units that were granted to her on August 12, 2025) (the “RSUs”). The pro-rated portion of the RSUs that shall become vested on the Vesting Date shall equal 31,185 RSUs (the “Remaining RSUs”), which has been calculated as follows: (i) a fraction, the numerator of which is 276, which equals the number of days Employee was employed by the Company during the applicable vesting period for the first tranche between the grant date and the Termination Date, and the denominator of which is 365, multiplied by (ii) 41,241 RSUs, which is the number of shares or units in the first tranche. Other than as provided in this Section, all terms of the RSUs set forth in the LTIP and the applicable award agreements will continue to apply. All Outstanding Awards other than the 31,185 Remaining RSUs will terminate as of the Termination Date and Employee will not have any further rights under or with respect to such other Outstanding Awards after the Termination Date.  Subject to her compliance with all terms of this Agreement through the Vesting Date, the Remaining RSUs shall be settled within sixty days of the Vesting Date.

D.         Notwithstanding the foregoing, pursuant to that certain Letter Agreement between the Company and Employee dated August 12, 2025 (“Letter Agreement”), in the event of a Change in Control (as such term is defined in the Holley, Inc. 2021 Omnibus Incentive Plan (as may be amended, restated, or otherwise modified from time to time)) within three (3) months following the Termination Date, Employee’s Salary Continuation Payments as defined in Section 4(A) above shall be three hundred twenty-eight thousand dollars ($328,000), which equates to 12 months of Employee’s base salary, which will be paid to Employee in equal installments over a period of 12 months following the Termination Date in accordance with the Company’s regular payroll processes, so long as Employee does not materially breach this Agreement; provided, however, that any payments that would otherwise be made during the thirty-day period following the Termination Date prior to the effective date of the Second Release shall be paid on the first payroll date following the effective date of the Second Release.

5.          Unemployment Compensation Benefits. The Company agrees that, unless Employee is terminated for Cause or she voluntarily resigns prior to the Termination Date, it will not contest any application by Employee for unemployment compensation benefits following the Termination Date. However, Employee acknowledges that: (1) nothing in this Agreement restricts the Company from responding to any inquiries by any governmental agency, any court of law, or any other entity where a response to the inquiry is required by law through a subpoena or otherwise; and (2) the determination of whether Employee will receive unemployment compensation benefits, and, if so, how much Employee will receive, is not made by the Company, but instead by the applicable state agency.

6.          Tax Consequences of the Severance Benefits. The Severance Benefits contained in Section 4 above will be treated by the Company as employment-related income and the Company will include the amounts on Employee’s IRS Form W-2 for the taxable year(s) in which those Severance Benefits are paid. Employee acknowledges and agrees that, other than the Company’s obligation to forward the amounts withheld from the payments identified in Section 4 to the appropriate governmental agencies, Employee is solely responsible for Employee’s tax liabilities and consequences that may result from Employee’s receipt of the Severance Benefits, and agrees that the Company shall bear no responsibility for any such liabilities or consequences. Employee further agrees that the Company shall not be required to pay, for any reason, any further sums to Employee, even if the tax liabilities and consequences to Employee in connection with the Severance Benefits are ultimately assessed in a fashion that Employee does not presently anticipate. Further, if any liability for taxes, interest, or penalties is imposed on the Company because of Employee’s failure to comply with any federal, state, or local tax laws with regard to the Severance Benefits, Employee will, upon demand by the Company, indemnify and hold the Company harmless from any and all such liability to the maximum extent permitted by applicable law. Employee acknowledges that the Company has not made any representations to Employee concerning the tax consequences of the Severance Benefits.

7.          General Release of Claims. In consideration of the Company’s promises in this Agreement, Employee, on Employee’s own behalf, and on behalf of Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES the Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of the Company, its predecessors, successors, and assigns, as well as each of their respective past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, assignees, and any other representative of whatever kind or nature (individually and in their official capacities) (all released entities and individuals are collectively referred to as the “Released Parties”) from any actions, claims, obligations, damages, costs, or expenses that Employee has or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Employee executes this Agreement, including but not limited to claims arising directly or indirectly out of or related to Employee’s employment with, or anticipated separation of employment from, the Company. For the avoidance of doubt, the Released Parties also specifically include Holley Inc. and Holley Performance Products Inc.

This release is intended by the Parties to be as broad in scope as possible under applicable law, and thus covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. Employee’s release specifically includes, without limitation, any and all claims against the Released Parties for discrimination and harassment based on race, color, sex, gender, national origin, ancestry, religion, disability, age, sexual orientation, gender identity, or any other protected category under federal, state or local law. Employee also releases the Released Parties from any and all claims of retaliation, harassment or discrimination on account of all protected categories under applicable law, including, without limitation, age, race, color, sex, sexual orientation, marital status, disability, national origin, citizenship, veteran status and religion. Through this Agreement, Employee releases all claims against any of the Released Parties that arise out of or relate to any of the following statutes, as amended from time to time: Title VII of the 1964 Civil Rights Act, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, the Sarbanes Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Immigration Reform Control Act, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Uniformed Services Employment and Reemployment Rights Act, and Employee Polygraph Protection Act. Further, Employee releases each of the Released Parties from any and all claims under Kentucky statutory or common law, or similar or related statutes of any other state or locality; and all other similar such statutes under federal, state, and/or local law, to the extent such claims may be waived. Employee also specifically releases each of the Released Parties from any claims based on public policy, contract, implied contract, misrepresentation, promissory estoppel, unjust enrichment, wrongful discharge, or other tort or common law. Further, through this Agreement, Employee releases the Released Parties from any and all claims arising out of or related to any employee handbooks, personnel manuals, or employment policies.

Notwithstanding the foregoing, this release and this Agreement shall not affect (i) any rights or claims which by law cannot be waived by law or in a private agreement; (ii) claims arising after the Effective Date of this Agreement; (iii) claims related to the enforcement of this Agreement; (iv) claims relating to the validity of the Age Discrimination in Employment Act (“ADEA”) waiver herein, but Employee agrees that she is not entitled to and will not accept any monetary relief whatsoever in the event she or anyone acting on her behalf successfully challenges the validity of the ADEA waiver set forth in this Agreement; (v) any rights or claims Employee may have to workers’ compensation or unemployment benefits; (vi) claims for accrued, vested benefits under any employee retirement plan of the Company or for reimbursement under any group health or disability plan in which Employee participated in accordance with the terms of such plans and applicable law; or (vii) any rights or claims that Employee may have to indemnification as an officer, director, or employee under the Company’s Certificate of Incorporation, By-Laws, insurance policies (including without limitation any directors and officers liability insurance policies) maintained by the Company, or other Company policies or practice relating to executives.

Employee hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

a.           this release is written in a manner understood by Employee;

b.          at or before the time Employee was given a copy of this release, Employee was informed (and is hereby informed) that Employee has up to twenty-one (21) calendar days following the date she received this release to consider it;

c.          prior to executing this release, Employee had the opportunity to consider this release for up to a full twenty-one (21) calendar days after Employee’s receipt thereof (although Employee may have chosen to execute it before twenty-one (21) calendar days after Employee’s receipt thereof);

d.          Employee has carefully read and fully understands all of the provisions of this release including the rights Employee is waiving and the terms and consequences of Employee’s execution of this release;

e.           Employee does not waive any rights arising after the date on which she signs this Agreement;

f.           Employee has received valuable consideration in exchange for the release in addition to amounts Employee is already entitled to receive;

g.           Employee knowingly, voluntarily and in good faith agrees to all of the terms set forth in this release;

h.          Employee knowingly, voluntarily and in good faith intends to be legally bound by this release and to waive the rights identified herein;

i.            Employee has been advised (and hereby is advised) to consult with an attorney prior to executing this release; and

j.           prior to executing this release, Employee was informed (and hereby is informed) in writing that: (i) Employee has seven (7) days following the date on which Employee executes this release in which to revoke this release, (ii) this release will become effective, enforceable and irrevocable on the eighth calendar day (the “Effective Date”) after Employee executes this release, unless the Company receives Employee’s written revocation on or before the close of business on the seventh day after Employee executes this release, and (iii) if Employee revokes this release, it will not become effective or enforceable, and Employee will not receive any of the consideration set forth in the Agreement. Employee’s written revocation of this release pursuant to this paragraph must be sent via email to Patrick Pierce at patrickpierce@holley.com.

8.           Right to Participate.

A.         Nothing in this Agreement precludes Employee from filing or fully participating in a charge of discrimination with the Equal Employment Opportunity Commission or an applicable state agency, or from filing or fully participating in a charge of complaint with any other federal or state governmental agency. Employee, however, expressly waives and releases, to the maximum extent permitted by applicable law, any right Employee may have to recover any monetary relief or other relief or damages resulting from a charge or any action or suit that may be instituted on Employee’s behalf against any of the Released Parties by the Equal Employment Opportunity Commission, the United States Department of Labor, or a corresponding state agency. Furthermore, Employee expressly waives and releases any right Employee may have to recover any monetary relief or other relief or damages resulting from any class or collective action that may be filed on Employee’s behalf, except as set forth below. This release of Employee’s right to monetary relief covers charges, actions, suits, and class or collective actions to the extent they seek relief for acts or omissions occurring on or before the moment Employee executes this Agreement.

B.      Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, or to participate in any government investigations. Employee is also not required to notify the Company that Employee has made such reports or disclosures, and Employee is not barred from receiving any monetary recovery awarded in connection with such disclosures.

9.           Warranties by Employee. Employee makes the following representations and warranties, which Employee agrees are material terms of this Agreement, and Employee acknowledges that the Company would not have entered into this Agreement but for these representations and warranties.

A.        No Pending Disputes. Employee represents and warrants that Employee has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of the Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and Employee acknowledges that she has not suffered any work-related injury or illness within two years prior to the date on which she executes this Agreement, other than injuries/illnesses, if any, which have already been reported to the Company. Employee also acknowledges and agrees that Employee has been fully and properly paid for all hours worked and is not aware of any facts or circumstances constituting a violation of the Fair Labor Standards Act of 1938, as amended, or any state wage and hour law. Employee also acknowledges and agrees that Employee has received all leave under the FMLA to which Employee may have been entitled, and that Employee is not aware of any facts or circumstances constituting a violation of the FMLA. The Company represents that it has no pending, and is not aware of any basis for any, charges, claims, suits, arbitrations, complaints or grievances against Employee.

B.          No Assignment. Employee represents and warrants that Employee has not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including, without limitation, attorneys’ fees) that Employee, or Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives has or may have had against any of the Released Parties. Further, any purported assignment by Employee in violation of this paragraph shall be null and void.

C.          No Violations of Law. During Employee’s tenure as an employee of the Company, if Employee was aware of activity within the Company that she reasonably believed violated federal and/or state laws or regulations, or that violated the Company’s policies on discrimination or harassment, Employee had a duty to report such concerns to the Company. Employee represents that Employee has no knowledge of any existing violations or suspected violations by the Company of any federal or state laws—including but not limited to the Sarbanes-Oxley Act, the Sherman Antitrust Act, the Stark Law, the Anti-Kickback Statute, or the federal False Claims Act—that have not been disclosed to the Company.

10.         Employee’s Additional Obligations. In exchange for the benefits offered by the Company through this Agreement, Employee agrees to the following additional obligations:

A.        Company Property. Employee shall be entitled to retain any Company-provided laptop (the “Retained Laptop”). Employee affirms and warrants that Employee has returned or will return to the Company, no later than the Termination Date, all other property of the Company (as well as any and all property leased to or owned by the Company), including but not limited to, all vehicles, keys, credit or access cards, equipment, documents, copies of documents, materials, reports, drafts of reports, studies, computer disks, passwords needed by the Company, customer contact information, electronic devices, laptops, computers, and all information stored in any electronic form, such as on a computer or a phone. Employee further agrees that once electronic information is returned to the Company, Employee will promptly delete and permanently destroy any electronic information of the Company remaining on Employee’s computers or other electronic equipment. Employee affirms that she provided her Retained Laptop to the Company at the Company’s expense so that the Company could review and, if desired, remove its information from Employee’s Retained Laptop and the Company has returned the Retained Laptop to Employee. If Employee is still in possession of any physical or electronic Company property, Employee shall, within fourteen (14) calendar days of the Termination Date, return to the Company all the Company’s property in the possession, custody, or control of Employee.

B.         Non-Disparagement. Except as required by law or lawful process, Employee agrees and covenants that Employee will not make or publish any statement (whether made orally, in writing or via any electronic means—such as postings on the Internet or in social media) that defames, disparages, or damages the reputation of any of the Company, and its products and officers, directors, agents or employees, or otherwise engage in any public criticism of such entities and persons; provided, however, that nothing in this section is intended to prohibit or impede Employee from making any statements or disclosures or engaging in any other actions unless legally compelled or in connection with a government investigation or as permitted by Section 8.  Simultaneously, the Company agrees that it will ask its executive leadership team to not make or publish any statements that defame, disparage, or damage the reputation of Employee.

C.          Cooperation in Litigation. Subject to the other provisions of this Agreement, Employee agrees to reasonably cooperate, without the necessity of subpoena or other compulsion to assist the Company in any and all lawsuits, administrative charges, or actions, claims, demands, or other causes of action brought against the Company by any third party, including governmental agencies, and arising out of events that are alleged to have occurred during, or which relate to, Employee’s employment with the Company. Employee also agrees to reasonably cooperate, without the necessity of subpoena or other compulsion to assist the Company in any and all lawsuits, administrative charges, or actions, claims, demands, or other causes of action brought by the Company against any third parties arising out of events that are alleged to have occurred during, or which relate to, Employee’s employment with the Company. Employee further agrees to notify the Company in the event Employee is compelled to testify in any legal action involving the Company, so that the Company may take appropriate steps, if necessary, to keep such testimony confidential. Nothing in this Agreement shall be construed as requiring Employee to do anything other than be truthful in any testimony or communication in connection with any legal issue or any other matters regarding the Company. The Company agrees to reimburse Employee for her reasonable out-of-pocket costs related to travel and accommodation expenses incurred in fulfilling Employee’s obligations under this paragraph.

D.          Cooperation in Business Matters. During the period in which Employee receives Salary Continuation Payments set forth in this Agreement, Employee agrees to be reasonably available by telephone, email, audiovisual communication (e.g., Teams) or text to answer questions, provide historical information relating to the work that Employee performed while Employee was employed by the Company, and/or execute essential corporate documents. Employee shall not be entitled to payment for her cooperation under this paragraph.

E.         Non-Disclosure of Confidential and Trade Secret Information. Because Employee has acquired confidential and trade secret information during Employee’s employment with the Company, Employee agrees to hold in strict confidence any and all such confidential and trade secret information learned by Employee as a result of Employee’s employment with the Company, including but not limited to: personnel information, sales information, information relating to the finances of the Company, sales reports, strategic plans, business plans, product specifications, and legal, economic, and business data and/or information. Employee further agrees that Employee will not utilize confidential or trade secret information covered by this nondisclosure provision for any purpose. Notwithstanding the foregoing, confidential and trade secret information shall not include any information (i) that is generally known to the industry or the public other than as a result of either Employee’s breach of this covenant or illegal conduct by any other person or entity; (ii) that is made available to Employee by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Employee outside or independent of Employee’s performance of Employee’s services to or on behalf of the Company.

Notwithstanding the above paragraph, nothing in this Agreement is intended to or shall interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of law related to trade secrets. As provided by the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), notwithstanding any other provision of this Agreement, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets, so long as the disclosure is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or otherwise pursuant to court order.

The Company will not retaliate against Employee in any way for a disclosure made in accordance with the law. In the event a disclosure is made, and Employee files a lawsuit against the Company alleging that the Company retaliated against the individual because of Employee’s disclosure, Employee may disclose the relevant trade secret or confidential information to Employee’s attorney and may use the same in the court proceeding only if: (i) Employee ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (ii) Employee does not otherwise disclose the trade secret or confidential information except as required by court order.

11.        No Admission of Wrongdoing. Nothing in this Agreement shall constitute or be construed as an adjudication or admission of liability by the Company or by Employee on the merits of any claims, allegations, or disputes by Employee or any disputes between the Company and Employee, all liability, discrimination, and wrongdoing being expressly denied by the Company and by Employee.

12.        Breach. If any legal action or other proceeding is brought for the enforcement of this Agreement, the non-breaching party shall be able to recover from the breaching party its reasonable attorney's fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  Further, Employee agrees that any breach, threatened breach, or attempted breach by Employee of Section 10 of this Agreement will cause immediate and irreparable harm to the Company that cannot be adequately remedied by monetary damages and will entitle the Company to seek injunctive relief and/or specific performance in any court of competent jurisdiction, as well as to all other legal or equitable remedies and Uniform Trade Secrets Act remedies, where applicable, to which the Company may be entitled.

13.        No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Agreement by the Company will not operate or be construed as a waiver of the Company’s right to strictly enforce this Agreement to its fullest extent in the future. No provision of this Agreement may be waived except in a writing signed by both Employee and a duly authorized executive of the Company.

14.        IRC 409A. It is intended that this Agreement and all payments hereunder shall comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and the Treasury regulations relating to Section 409A of the Code, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject Employee to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Terms defined in this Agreement shall have the meanings given to such terms under Section 409A of the Code if and to the extent required in order to comply with Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A of the Code and any payment provided to Employee in connection with Employee’s separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then (1) Employee shall not be entitled to any such payment until the earlier of the following dates (such date, the “Specified Employee Payment Date”): (i) the first payroll date following the date that is six months after the date of separation from service for any reason other than death, or (ii) the date of Employee’s death, and (2) the aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. The provisions of this Section shall apply only if required for Employee to avoid income inclusion and penalties under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, involuntary termination exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any payments under any provisions of this Agreement do not comply with the requirements of Section 409A of the Code.

15.         Choice of Law and Venue. The Parties understand and agree that this Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Tennessee. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Tennessee or the United States District Court for the Middle District of Tennessee and the appellate courts having jurisdiction of appeals in such courts.

16.        Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties, whether written or oral, except that the Parties expressly incorporate Sections 8 and 10 of the Employment Agreement and the Letter Agreement  into this Agreement as if the terms of those sections and Letter Agreement were fully set forth herein.

17.        Restrictive Covenant Obligations. By signing this Agreement, Employee expressly acknowledges her continuing obligations to abide by the restrictive covenants regarding non-competition, non-solicitation, and non-disclosure in Section 8 of the Employment Agreement, which shall remain in full force and effect following the Termination Date, or, if applicable, the Cause Date, as well as Employee’s execution of this Agreement.

18.        Assignment. The Company shall have the right, without providing prior notice to Employee or obtaining Employee’s prior consent, to assign this Agreement to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. Employee may not assign this Agreement.

19.      Amendment. This Agreement may not be modified or amended in any way except in a writing signed by both Employee and a duly-authorized executive of the Company.

20.      Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Agreement will remain in effect and shall be fully enforced. In addition, if the release provisions (or any portions thereof) contained in this Agreement are held to be invalid, void or unenforceable by a court of competent jurisdiction or by an administrative agency for any reason whatsoever as a result of actions or inactions by Employee or anyone acting on Employee’s behalf, such ruling shall render this Agreement void and Employee shall repay to the Company all monies paid to or on behalf of Employee as set forth in this Agreement within thirty (30) days of such determination, to the extent such repayment is not prohibited by applicable law.

21.         Third Party Beneficiaries. Each of the Released Parties is an intended third-party beneficiary of this Agreement.

22.        Joint Participation. The Parties participated jointly in the negotiation and preparation of this Agreement, and each party, if it so chooses, has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of Employee or the Company. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

23.       Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute a single, enforceable instrument. Facsimile or electronically-transmitted signatures such as PDFs shall have the same force and effect as original signatures.

24.         Headings. The headings used for the paragraphs of this Agreement are solely for the convenience of the parties and shall not have any other independent meaning or significance.

25.        Notices. Any written notice required under this Agreement shall be effective if delivered personally or mailed by overnight mail through FedEx or UPS, or by registered or certified mail, return receipt requested, postage prepaid, to the following:

If to the Company:	Patrick Pierce
Chief Human Resources Officer
1A Burton Hills Boulevard, Suite 240
Nashville, TN 37215

If to Employee:	Carly Kennedy (at the last-known address for Employee as reflected in the Company’s personnel records)

Either party may change the address to which notice is required to be given under this Agreement by giving notice thereof in the manner hereinabove.

[The remainder of this page is intentionally blank;
the signature page follows on the next page.]

By signing below, Employee acknowledges that Employee first has read, carefully considered, and knowingly and voluntarily decided to enter into this Agreement. Employee agrees to be bound by all terms contained in this Agreement, and so agrees without any coercion or duress by the Company.

HOLLEY INC.	CARLY KENNEDY:

/s/ Matthew J. Stevenson	/s/ Carly Kennedy
Signature	Signature

Matthew J. Stevenson	Carly Kennedy
Printed Name	Printed Name

President and CEO	4/7/26
Title	Date

4/7/26
Date

EXHIBIT A

SECOND RELEASE

1.          Timing.  This Second Release shall not be valid unless it is signed by Employee and delivered to the Company on or after May 16, 2026, and prior to June 6, 2026.

2.           General Release of Claims. This document is attached to, is incorporated into, and forms a part of, the separation agreement dated April 7, 2026 (the “Agreement”), by and between Carly Kennedy (the “Employee”) and Holley Inc. (the “Company”) and its affiliates.  In consideration of the Company’s promises in this Agreement, Employee, on Employee’s own behalf, and on behalf of Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES the Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of the Company, its predecessors, successors, and assigns, as well as each of their respective past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, assignees, and any other representative of whatever kind or nature (individually and in their official capacities) (all released entities and individuals are collectively referred to as the “Released Parties”) from any actions, claims, obligations, damages, costs, or expenses that Employee has or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Employee executes this Agreement, including but not limited to claims arising directly or indirectly out of or related to Employee’s employment with, or separation of employment from, the Company. For the avoidance of doubt, the Released Parties also specifically include Holley Inc. and Holley Performance Products Inc.

This release is intended by the Parties to be as broad in scope as possible under applicable law, and thus covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. Employee’s release specifically includes, without limitation, any and all claims against the Released Parties for discrimination and harassment based on race, color, sex, gender, national origin, ancestry, religion, disability, age, sexual orientation, gender identity, or any other protected category under federal, state or local law. Employee also releases the Released Parties from any and all claims of retaliation, harassment or discrimination on account of all protected categories under applicable law, including, without limitation, age, race, color, sex, sexual orientation, marital status, disability, national origin, citizenship, veteran status and religion. Through this Agreement, Employee releases all claims against any of the Released Parties that arises out of or relates to any of the following statutes, as amended from time to time: Title VII of the 1964 Civil Rights Act, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, the Sarbanes Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Immigration Reform Control Act, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Uniformed Services Employment and Reemployment Rights Act, and Employee Polygraph Protection Act. Further, Employee releases each of the Released Parties from any and all claims under Kentucky statutory or common law, or similar or related statutes of any other state or locality; and all other similar such statutes under federal, state, and/or local law, to the extent such claims may be waived. Employee also specifically releases each of the Released Parties from any claims based on public policy, contract, implied contract, misrepresentation, promissory estoppel, unjust enrichment, wrongful discharge, or other tort or common law. Further, through this Agreement, Employee releases the Released Parties from any and all claims arising out of or related to any employee handbooks, personnel manuals, or employment policies.

Notwithstanding the foregoing, this release and this Agreement shall not affect (i) any rights or claims which by law cannot be waived by law or in a private agreement; (ii) claims arising after the Effective Date of this Agreement; (iii) claims related to the enforcement of this Agreement; (iv) claims relating to the validity of the Age Discrimination in Employment Act (“ADEA”) waiver herein, but Employee agrees that she is not entitled to and will not accept any monetary relief whatsoever in the event she or anyone acting on her behalf successfully challenges the validity of the ADEA waiver set forth in this Agreement; (v) any rights or claims Employee may have to workers’ compensation or unemployment benefits; (vi) claims for accrued, vested benefits under any employee retirement plan of the Company or for reimbursement under any group health or disability plan in which Employee participated in accordance with the terms of such plans and applicable law; or (vii) any rights or claims that Employee may have to indemnification as an officer, director, or employee under the Company’s Certificate of Incorporation, By-Laws, insurance policies (including without limitation any directors and officers liability insurance policies) maintained by the Company, or other Company policies or practice relating to executives.

Employee hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

a.           this release is written in a manner understood by Employee;

b.          at or before the time Employee was given a copy of this release, Employee was informed (and is hereby informed) that Employee has up to twenty-one (21) calendar days following the date she received this release to consider it;

c.          prior to executing this release, Employee had the opportunity to consider this release for up to a full twenty-one (21) calendar days after Employee’s receipt thereof (although Employee may have chosen to execute it before twenty-one (21) calendar days after Employee’s receipt thereof);

d.          Employee has carefully read and fully understands all of the provisions of this release including the rights Employee is waiving and the terms and consequences of Employee’s execution of this release;

e.           Employee does not waive any rights arising after the date on which she signs this Agreement;

f.           Employee has received valuable consideration in exchange for the release in addition to amounts Employee is already entitled to receive;

g.           Employee knowingly, voluntarily and in good faith agrees to all of the terms set forth in this release;

h.          Employee knowingly, voluntarily and in good faith intends to be legally bound by this release and to waive the rights identified herein;

i.            Employee has been advised (and hereby is advised) to consult with an attorney prior to executing this release; and

j.            prior to executing this release, Employee was informed (and hereby is informed) in writing that: (i) Employee has seven (7) days following the date on which Employee executes this release in which to revoke this release, (ii) this release will become effective, enforceable and irrevocable on the eighth calendar day (the “Effective Date”) after Employee executes this release, unless the Company receives Employee’s written revocation on or before the close of business on the seventh day after Employee executes this release, and (iii) if Employee revokes this release, it will not become effective or enforceable, and Employee will not receive any of the consideration set forth in the Agreement. Employee’s written revocation of this release pursuant to this paragraph must be sent via email to Patrick Pierce at patrickpierce@holley.com.

CARLY KENNEDY:

Signature

Printed Name

Date